Exhibit 99.1

FOR IMMEDIATE RELEASE

RF Industries Reports First Quarter Fiscal Year 2026 Financial Results

SAN DIEGO, CA, March 16, 2026 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced financial results for the first quarter of fiscal year 2026 ended January 31, 2026.

First Quarter Fiscal 2026 Highlights and Operating Results:

●	Net sales were $19.0 million, a 1% decrease from $19.2 million year-over-year and a decrease of 16% from $22.7 million in the fourth quarter of fiscal 2025 primarily due to normal seasonality.
●	Backlog of $14.4 million at quarter-end on first quarter bookings of $17.9 million. As of today, the backlog stands at $18.6 million.
●	Gross profit margin was 32.3%, a 250-basis point improvement from 29.8% in the prior year quarter.
●	Operating income was $177,000, an improvement from operating income of $56,000 year-over-year.
●	Consolidated net loss was $50,000, or $0.00 per diluted share, an improvement from a consolidated net loss of $245,000, or $0.02 per diluted share year-over-year.
●	Non-GAAP net income was $659,000, or $0.06 per diluted share, compared to non-GAAP net income of $397,000, or $0.04 per diluted share, in the first quarter of fiscal 2025.
●	Adjusted EBITDA was $1.1 million, up from $867,000 year-over-year.

See "Note Regarding Use of Non-GAAP Financial Measures," "Unaudited Reconciliation of GAAP to non-GAAP Net Income," "Unaudited Reconciliation of Net Income to Adjusted EBITDA" and the description of bookings and backlog below for additional information.

Management Commentary

“Our first quarter results demonstrated continued progress in strengthening the profitability and operating discipline of RF Industries while overcoming the normal seasonality. Net sales in the first quarter were $19 million kicking off a solid start to fiscal year 2026. The key takeaway this quarter was the meaningful improvement in our profitability. While sales were basically flat year over year, our gross profit margin improved 250 basis points, which translated into operating income that more than tripled to $177,000 and adjusted EBITDA that increased 22% to $1.1 million. This quarter’s strong performance reflected better price realization across our portfolio along with operational efficiencies, and our ongoing focus on cost control,” said Robert Dawson, Chief Executive Officer of RF Industries.

“I’m extremely pleased with our team’s strong execution on our strategic plan to diversify our customer base and end markets, while staying laser-focused on increasing profitability. When I look at our roster of customers, I believe we are gaining traction with many new and well-known names both in and beyond our traditional markets. If we successfully continue to move into new verticals--wireline, cable, aerospace, and datacenters--our opportunity set should expand significantly. Furthermore, I believe that our higher value solutions are grabbing attention and showing momentum across several end markets and applications. Following a landmark fiscal 2025, our team is even more excited about 2026. We feel confident that we can execute against our strategic priorities, and similar to 2025, with the significant increase in our backlog, we expect revenue growth to accelerate in the back half of the year,” concluded Dawson.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today, March 16, 2026, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fiscal first quarter 2026 financial results. To access the live call, dial 877-545-0523 (US and Canada) or 973-528-0016 (International) and give the participant access code 381953. A live audio webcast of the call will also be available on the Investor Relations section of RFI’s website at www.rfindustries.com and will be archived for replay.

About RF Industries

Connecting the next generation with tomorrow's technology, RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components used in commercial applications such as RF connectors and adapters, RF passives including dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in New York, Connecticut, and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to future events. Forward-looking statements include, among others, statements concerning our expectations about profitability, revenues, industry trends, markets and any growth trajectory thereof, demand for our products, backlog, financial goals, growth opportunities and the expected benefits and desirability of our products, in each case which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: our cash and liquidity needs; our ability to continue as a going concern; non-compliance with terms and covenants in our credit facility; changes in the telecommunications industry and materialization and timing of expected network buildouts; timing and breadth of new products; our ability to realize increased sales; successfully integrating new products and teams; our ability to execute on our go-to-market strategies and channel models; our reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; our ability to expand our OEM relationships; our ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; our ability to maintain strong margins and diversify our customer base; our ability to initiate operating efficiencies, cost savings and expense reductions; our ability to address the changing needs of the market and capitalize on new market opportunities; our ability to add value to our customer’s needs; the success of any product launches; and our ability to increase revenue, gross margins or obtain profitability in a timely manner. Further discussion of these and other potential risks and uncertainties may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our unaudited condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) and non-GAAP earnings (loss) per share, basic and diluted (non-GAAP EPS).

We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance by excluding certain non-cash and other one-time expenses that we believe are not indicative of our operating results.

In computing Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock options and other non-cash awards granted to employees, non-cash and other one-time charges, severance, amortization expense and provision from income taxes. For Adjusted EBITDA, we also exclude depreciation and interest expense. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense and non-recurring costs and expenses allows for meaningful comparisons between our core business operating results and those of other companies, as well as provides us with an important tool for financial and operational decision-making and for evaluating our own core business operating results over different periods of time.

Our Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our GAAP results of operations. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance. A reconciliation of specific adjustments to GAAP results is provided in the last two tables at the end of this press release.

In addition, we have included order bookings and backlog in this earnings release. Bookings represent new orders that have been received inclusive of any modification or cancellation of previous orders. Backlog represents orders that have been received where revenue has not been recognized as of the specified date. We believe both Bookings and Backlog are indicators of future revenues that the Company expects to generate based on orders that management believes to be firm.

RF Industries Contact: Peter Yin SVP and CFO (858) 549-6340 rfi@rfindustries.com IR Contact: Donni Case Financial Profiles, Inc. (310) 622-8224 RFIL@finprofiles.com

Source: RF Industries

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RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Jan. 31,	Oct. 31,
	2026	2025
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,108	$5,079
Trade accounts receivable, net	13,110	14,871
Inventories	13,776	13,735
Other current assets	1,021	1,284
TOTAL CURRENT ASSETS	33,015	34,969

Property and equipment, net	4,240	4,229
Operating right of use asset, net	13,432	13,848
Goodwill	8,085	8,085
Amortizable intangible assets, net	9,853	10,264
Non-amortizable intangible assets	1,174	1,174
Other assets	536	477
TOTAL ASSETS	$70,335	$73,046

LIABILITIES AND STOCKHOLDERS' EQUITY CURRENT LIABILITIES
Accounts payable and accrued expenses	$8,890	$10,746
Line of Credit	7,121	7,836
Current portion of operating lease liabilities	2,063	2,054
Income taxes payable	291	260
TOTAL CURRENT LIABILITIES	18,365	20,896

Operating lease liabilities	16,171	16,699
Deferred tax liabilities	250	247
TOTAL LIABILITIES	34,786	37,842

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value; 10,814,267 and 10,713,801 shares issued and outstanding at January 31, 2026 and October 31, 2025, respectively	108	107
Additional paid-in capital	28,444	28,050
Retained earnings	6,997	7,047
TOTAL STOCKHOLDERS' EQUITY	35,549	35,204

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$70,335	$73,046

RF INDUSTRIES, LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2026	2025
	(unaudited)	(unaudited)

Net sales	$18,969	$19,200
Cost of sales	12,849	13,483

Gross profit	6,120	5,717

Operating expenses:
Engineering	852	682
Selling and general	5,091	4,979
Total operating expenses	5,943	5,661

Operating income	177	56

Other expense	(193)	(265)

Loss before provision for income taxes	(16)	(209)
Provision for income taxes	34	36

Consolidated net loss	$(50)	$(245)

Loss per share - Basic	$(0.00)	$(0.02)
Loss per share - Diluted	$(0.00)	$(0.02)

Weighted average shares outstanding:
Basic	10,736,090	10,560,922
Diluted	10,736,090	10,560,922

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of GAAP to Non-GAAP Net Income

(In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2026	2025
Consolidated net loss	$(50)	$(245)
Provision from income taxes	34	36
Stock-based compensation expense	264	195
Amortization expense	411	411
Non-GAAP net income	$659	$397

Non-GAAP earnings per share:
Basic	$0.06	$0.04
Diluted	$0.06	$0.04

Weighted average shares outstanding
Basic	10,736,090	10,560,922
Diluted	10,980,652	10,594,872

RF INDUSTRIES, LTD. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to Adjusted EBITDA

(In thousands)

	Three Months Ended
	January 31,
	2026	2025
Consolidated net loss	$(50)	$(245)
Stock-based compensation expense	264	195
Amortization expense	411	411
Depreciation expense	207	205
Other expense	193	265
Provision from income taxes	34	36
Adjusted EBITDA	$1,059	$867